EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 3rd day of March, 2005, is between OrthoLogic Corp., a Delaware corporation (the “Corporation”) located at 1275 West Washington, Tempe, Arizona 85281, and James M. Pusey (“Executive”).

     The Corporation desires to employ Executive, and Executive desires to accept such employment on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

     1. Employment; Effectiveness of Agreement. Not later than March 18, 2005, or such earlier date as may be specified by Executive (such date, the “Commencement Date,” for all purposes hereof), the Corporation shall employ the Executive and the Executive shall accept employment by the Corporation, upon the terms and conditions hereinafter set forth.

     2. Term of Service. The employment of the Executive hereunder shall commence on the Commencement Date and continue until terminated pursuant to the terms of this Agreement. The period of Executive’s employment is hereinafter referred to as the “Employment Period.”

     3. Duties. During the Employment Period, Executive shall serve as the Chief Executive Officer (“CEO”) of the Corporation and shall serve the Corporation faithfully and to the best of his ability. Subject to the approval of the shareholders, Executive will serve as a Director on the Board of Directors. Subject to Executive’s continued employment, the Corporation will nominate Executive for election, and re-election, as a Director on the Board of Directors at each annual meeting of the shareholders beginning in 2006. Executive shall devote his full time, attention, skill and efforts to the performance of such duties as are normal and customary to the position of CEO as required by or reasonably requested by the Corporation’s Board of Directors. Subject to paragraph 6(a)(ii), Executive’s responsibilities, title, working conditions, duties and/or any other aspect of Executive’s employment may be changed, added to or eliminated during the Employment Period at the sole discretion of the Corporation. Prior to serving on any outside board of directors, Executive shall obtain the written consent of the Board of Directors, provided however that no consent shall be required to serve on the boards of directors, or boards of trustees, for not-for-profit organizations provided such service does not, in the good faith judgment of the Company’s Board of Directors, impair Executive’s performance of his duties hereunder.

     4. Compensation; Bonus; Benefits; Reimbursement.

          (a) Base Salary. During the Employment Period, the Corporation shall pay to Executive an annual base salary of $350,000 which shall be subject to review and, at the option of the Compensation Committee of the Corporation, subject to increase, but not decrease, (such salary, as the same may be increased from time to time as aforesaid, being referred to herein as the “Base Salary”). The Base Salary shall be payable in such installments (but not less frequently than monthly) as is the policy of the Corporation with respect to senior executives of the Corporation.

          (b) Special Bonuses. Executive shall be entitled to a signing bonus of $125,000 payable on the Commencement Date, and an additional bonus of $125,000 payable (i) upon the completion of one year of service with the Corporation or, (ii) if Executive’s employment is terminated by the Company without Cause prior to the completion of one year of service, upon such termination.

          (c) Bonuses. Executive shall be entitled to participate in a discretionary bonus plan established for Executive from time to time by the Compensation Committee with reasonable consultation with the Executive. Executive’s target bonus will be 50% of Base Salary upon the achievement of individual and corporate performance objectives established jointly from time to time by the Compensation Committee and the Executive. Such cash bonus, if earned, will be payable to the Executive annually on or before the first day of March immediately following the end of the calendar year for which it is earned. Any bonus will be paid in such manner so that it is not subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted in a manner consistent with that intention.

          (d) Equity Compensation.

               (i) Stock Options. On the date hereof, the Corporation shall grant to Executive options to purchase 425,000 shares of the Corporation’s common stock at an exercise price equal to the closing price of the Corporation’s common stock on the date hereof, as reported by the Nasdaq Stock Market, and the Corporation shall grant to Executive on the Commencement Date an option to purchase an additional 75,000 shares of the Corporation’s common stock at an exercise price equal to the closing price of the Corporation’s common stock on the Commencement Date, as reported by the Nasdaq Stock Market (collectively, the “Initial Option Grant”). The grant shall be evidenced by one or more grant agreements (collectively, the “Stock Option Agreement”) which shall provide for immediate vesting as to 10% and monthly vesting of the remainder in equal amounts over 48 months, subject to continued employment. To the extent permitted by law and the Corporation’s 1997 Stock Option Plan (“Plan”), the options will be qualified incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986; the remainder of the options will be nonqualified stock options. During the Employment Period, the Executive shall be entitled to participate in additional equity compensation plans and programs as may be determined from time to time in the discretion of the Compensation Committee.

               (ii) Restricted Stock. On the date hereof, the Corporation shall grant to Executive 200,000 shares of restricted stock. Such grant shall be evidenced by a Letter of Restricted Stock Grant which shall provide that such restricted stock shall be subject to restrictions on, among other things, transferability, and that upon termination of employment all such restricted stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation. The Letter of Restricted Stock Grant shall provide that the forfeiture provisions shall lapse as to 50% of the shares upon the acceptance by the FDA for filing of a New Drug Application for Chrysalin for fresh fracture indications and that the forfeiture provisions shall lapse as to the other 50% of the shares, upon the attainment of separate milestones to be established within 90 days after the Commencement Date in good faith consultation between Executive and the Compensation Committee and which are expected (or required) to be achieved prior to the initial New Drug Application filing.

               (iii) The Corporation shall use its reasonable best efforts to register with the United States Securities and Exchange Commission within ninety (90) days of the date hereof and maintain in effect at all times thereafter a registration statement under the Securities Act of 1933, as amended (“Securities Act”), covering (A) all shares issuable upon exercise of the Initial Option Grant and (B) all shares of restricted stock granted to Executive as described in Section 4(d)(ii) above; provided that this covenant shall not apply on or after the date on which Executive is entitled to sell such shares pursuant to Rule 144(k) under the Securities Act.

          (e) Future Adjustments. On or before March 3 of each calendar year during the term of this Agreement following the calendar year in which this Agreement commenced, the Compensation Committee will review the Executive’s Base Salary and other compensation, including Executive’s entitlement to participate in additional equity compensation plans, and may make adjustments in its absolute discretion to such base salary and determine such bonus or additional equity compensation based upon, among other factors: (i) Executive’s performance, (ii) the Corporation’s performance, (iii) changes in costs of living, (iv) changes in Executive’s responsibilities, and (v) the benefit to the Corporation of Executive’s efforts on its behalf; provided that Executive’s Base Salary shall not be less than $350,000 per year during the term of this Agreement.

          (f) Benefits. During the Employment Period, Executive shall receive such medical, dental and other fringe benefits as may be provided from time to time by the Corporation to senior management generally.

          (g) Vacation. During the Employment Period, Executive shall be entitled to four weeks paid vacation during each 12-month period worked.

          (h) Reimbursement of Expenses.

               (i) Business Expenses. During the Employment Period, the Corporation shall reimburse Executive, in accordance with the policies and practices of the Corporation in effect from time to time with respect to other members of senior management of the Corporation, for all reasonable and necessary traveling expenses and other disbursements incurred by him for or on behalf of the Corporation in connection with the performance of his duties hereunder upon presentation by the Executive to the Corporation of appropriate documentation therefor.

               (ii) Relocation Expense. The Corporation shall reimburse Executive for the following expenses relating to relocation to the Phoenix area:

                    (1) $15,000 for temporary housing expenses, and/or for the expense of temporarily maintaining two homes if the Executive purchases a home in the Phoenix area prior to the sale of Executive’s Boston residence;

                    (2) $60,000 for the purchase of a home in the Phoenix area;

                    (3) reasonable costs of moving Executive’s household goods to the Phoenix area, in an amount to be determined by mutual agreement;

                    (4) the amount, if any, by which the gross sales price (without deduction for sales commissions or other expenses of sale) of Executive’s Boston condominium is less than $724,000, but such reimbursement shall not exceed $50,000.

               (iii) Special Travel Expenses. The Corporation shall reimburse Executive for up to $30,000 per year in airfare expenses for travel by Executive to Pennsylvania to visit family for so long as Executive’s immediate family maintains their primary residence is in Pennsylvania.

               (iv) The Corporation shall reimburse Executive for up to $5,000 in legal fees incurred in connection with the negotiation and execution of this agreement.

          (i) Deductions. The Corporation shall deduct from any payments to be made by it to the Executive under this Section 4 or Section 6 any amounts required to be withheld in respect of any federal, state or local income or other taxes.

     5. Termination and At-Will Employment.

          (a) Executive understands and acknowledges that the Employment Period with the Corporation is for an unspecified duration and constitutes “at-will” employment. Executive acknowledges that this employment relationship may be terminated at any time, with or without cause, at the option either of the Corporation or Executive, and with or without notice.

          (b) For convenience of reference, the date upon which any termination of the employment of the Executive pursuant to this Section 5 hereof shall be effective is hereinafter referred to as the “Termination Date.” If Executive dies during the Employment Period, the Termination Date shall be deemed to be the date of Executive’s death.

     6. Effect of Termination of Employment.

          (a) As used herein, the following defined terms shall have the following meanings:

               (i) “Cause” shall mean Executive’s (i) conviction or entry of a plea of nolo contendere for a crime or offense involving misappropriation of monies or other property, or any felony offense (including Foreign Corrupt Practices Act of 1977) for any crime of moral turpitude, or his commission of fraud or embezzlement; (ii) breach, other than an immaterial breach, by Executive of his fiduciary duties to the Corporation, as determined under the laws of the State of Delaware; (iii) gross insubordination or willful failure to discharge any of his duties or obligations under this Agreement, which failure, if curable, is not cured within thirty (30) days after receipt of written notice of such breach (the “Cure Period”), provided, however, that successive material failures involving the same conduct by Executive shall be deemed incapable of being cured; (iv) willful or knowing violation of any law, rule, or regulation of any governmental agency with jurisdiction over the Corporation which could reasonably be expected to impair the Corporation’s ability to conduct its business in its usual manner or could reasonably be expected to subject the Corporation to public disrespect, scandal or ridicule; (v) insobriety or non-therapeutic use of drugs, chemicals or controlled substances either (A) in the course of performing his duties and responsibilities under this Agreement or (B) in any other manner affecting his ability to perform his duties and responsibilities under this Agreement; or (vi) willful misconduct with respect to the business and affairs of the Corporation or any subsidiary or affiliate thereof, including, but not limited to Executive’s willful violation of the Corporation’s Code of Ethics, Insider Trading Policy or any other material Corporation policy applicable to all senior management.

               (ii) “Good Reason” shall mean with respect to Executive (i) without his consent, he is not the Chief Executive Officer of the Corporation; (ii) a material diminution in duties of Executive described in this Agreement, (iii) the failure of the Corporation to obtain the agreement from any successor to assume and agree to perform this Agreement or (iv) the material breach of this Agreement by the Corporation, which neglect or failure, if curable, is not cured within thirty (30) days after receipt of written notice of such breach.

               (iii) “Disability” shall mean Executive is incapacitated or disabled by accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the essential functions of his job required hereunder for six consecutive months.

          (b) If this Agreement is terminated by (i) the Corporation without Cause (other than by reason of Executive’s death or Disability) or (ii) by Executive for Good Reason, neither Executive nor Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except that Executive shall be entitled to receive, upon execution of a general release and waiver of claims that is reasonably acceptable to the Corporation (the “Release”), which Release shall expressly exclude all payments and benefits to be provided to the Executive on or after termination, and so long as he continues to comply with the provisions of any confidentiality, non-competition, or non-solicitation agreement with the Corporation to which Executive is subject (including, without limitation, the Confidentiality Agreement), the following:

               (i) Continuation of his Base Salary, less applicable withholdings, at the rate in effect at the time of the termination of this Agreement, payable in the ordinary course of the Corporation’s business as if Executive were continuing as an employee of the Corporation, for a period of twelve months from the Termination Date;

               (ii) If applicable, and subject to a bonus plan adopted by the Compensation Committee, any earned but unpaid bonus as of the Termination Date (which amount shall be paid within 30 days of the Termination Date);

               (iii) Any reasonable out-of-pocket business expenses properly incurred but not yet reimbursed (which amount shall be paid within 30 days of the Termination Date); and

               (iv) Continuation of Executive’s medical benefits until the earlier of (i) twelve (12) months from the Termination Date, or (ii) the date on which Executive is eligible to receive medical benefits from another company; provided, that, in the event that any of the Corporation’s medical benefit plans prohibit participation in such plan by the Executive following his termination, 100% of the applicable COBRA premiums shall be payable by the Corporation for the period described herein.

          (c) If this Agreement is terminated by the Corporation by reason of Executive’s death or Disability, upon the Termination Date, neither Executive nor Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except Executive shall be entitled to receive, upon his execution of the Release reasonably acceptable to the Corporation (solely in the case of Disability), and so long as he continues to comply with the provisions of any confidentiality, non-competition or non-solicitation agreement with the Corporation of which Executive is subject (including, without limitation the Confidentiality Agreement) (solely in the case of Disability), the following:

               (i) if applicable, and subject to a bonus plan adopted by the Compensation Committee, any earned but unpaid bonus through the Termination Date (which amount shall be paid within 30 days of the Termination Date); and

               (ii) any reasonable out-of-pocket business expenses properly incurred but not yet reimbursed (which amount shall be paid within 30 days of the Termination Date).

     In addition to the foregoing set forth in this clause (c), in the event of termination of Executive by reason of Death or Disability, Executive shall be entitled to any life insurance or disability insurance benefits provided to all employees of the Corporation.

          (d) If this Agreement is terminated by the Corporation for Cause or by the Executive other than for Good Reason, neither Executive nor Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, including in respect of any pro rata bonus amounts in respect of the year in which the Termination Date occurs, except that Executive shall be entitled to receive accrued and unpaid compensation and benefits which are then due and owing as of the Termination Date.

     In addition, if this Agreement is terminated by Executive for other than Good Reason prior to the second anniversary of the Commencement Date, Executive shall pay to the Corporation, as special damages in connection therewith, an amount equal to the amounts paid to Executive pursuant to Section 4(h)(ii)(1) and (2), and the Corporation shall have a right of offset of such amount against any amount then payable by Corporation to Executive.

          (e) Upon termination for any reason, Executive shall promptly deliver to the Corporation all equipment, documents and other company property in his possession, custody or control.

     7. Effect of Change of Control.

          (a) Upon the occurrence of a Change of Control, the Initial Option Grant shall fully vest and all restrictions relating to the Restricted Stock Award shall lapse; provided, however, that if the Corporation shall, on or before the date of such Change of Control, request that Executive remain in the employ of the Corporation following the Change of Control, then: (i) the Initial Option Grant shall instead vest as to all options except that number equal to 10% of the number of options originally granted, and the remainder shall vest upon the completion by Executive of six months service thereafter or, if earlier, the date on which the Corporation terminates Executive’s employment; and (ii) the restrictions on the shares included in the Restricted Stock Award Option Grant shall instead lapse as to all but 10% of the number of shares originally included in the Restricted Stock Award, and the restrictions on the remainder shall lapse upon the completion by Executive of six months service thereafter or, if earlier, the date on which the Corporation terminates Executive’s employment.

          (b) Upon the occurrence of a Change Control, Executive shall be entitled to receive a special change of control bonus calculated in accordance with the following formula on the basis of the net per share price received by the Corporation’s stockholders in such transaction:

Net Per Share Price	Bonus Amount
Less than $10.00	-0-
$10.00	$500,000
$25.00 or more	$2,000,000

For a net per share price between $10.00 and $25.00, the bonus amount shall be interpolated on a straight line basis. The foregoing amounts shall be appropriately adjusted to reflect any stock dividends, stock splits, recapitalizations and the like.

          (c) As used herein, the term “Change of Control” shall be defined as a change in ownership or control of the Corporation effected through any of the following transactions:

               (i) a statutory share exchange, merger, consolidation or reorganization approved by the Corporation’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction;

               (ii) any stockholder approved transfer or other disposition of all or substantially all of the Corporation’s assets (whether held directly or indirectly through one or more controlled subsidiaries) except to or with a wholly-owned subsidiary of the Corporation); or

               (iii) the acquisition, directly or indirectly by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of securities possessing more than 50% of the total combined voting power of the Corporation’s outstanding securities pursuant to transactions with the Corporation’s stockholders and not solely by direct purchase from the Corporation.

     8. Disclosure of Information; Right of Inventions. As a condition of the continuation of this Employment Agreement, Executive has or, simultaneously with the execution of this Agreement Executive shall, enter into the attached Confidential Information and Assignment of Inventions Agreement.

     9. Restrictive Covenants.

          (a) Executive acknowledges and recognizes that during the Employment Period he will be privy to confidential information of the Corporation and further acknowledges and recognizes that the Corporation would find it extremely difficult to replace Executive in his capacity as an employee. Accordingly, in consideration of the promises contained herein and the consideration to be received by Executive hereunder, without the prior written consent of the Corporation, Executive shall not, at any time during the employee/employer relationship between the Corporation and Executive or the six month period after the termination of this Agreement, (x) “engage” (as hereafter defined) in any Competing Business (as hereinafter defined) in the United States, Canada or Europe, or (y) directly or indirectly (i) induce or solicit employees of the Corporation or any direct or indirect subsidiary thereof to terminate their employment with the Corporation or any such direct or indirect subsidiary or (ii) induce any entity or person with which the Corporation or any direct or indirect subsidiary thereof has a business relationship to terminate or alter such business relationship. As used herein, “Competing Business” shall mean any for-profit person or organization that is designing, researching, developing, producing, marketing, distributing, leasing, licensing or selling a pharmaceutical that is competitive with any product or product candidate that is actively being designed, researched, developed, produced, marketed, distributed, leased, licensed or sold by the Corporation during the term of this Agreement (hereafter, “Conflicting Product”). For purposes of this Section 9, “engage” shall mean to serve as an officer, director, consultant or employee of or to beneficially own more than 2% of the outstanding equity of a Competing Business. Notwithstanding anything in Section 9 hereof to the contrary, nothing in this Agreement shall preclude Executive from providing consulting or advisory services to a Competing Business (other than as a director, general partner, officer or greater than 2% equity holder) and being compensated therefor as long as Executive is not providing consulting services or advice with respect to Conflicting Products.

          (b) Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Corporation or any subsidiary or affiliate thereof, but he nevertheless believes that he has received and will receive sufficient consideration provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from earning a living.

     10. Non-Disparagement. Both during and after Executive’s employment with the Corporation, Executive and the Corporation agree not to disparage the other party, and Executive agrees not to disparage the Corporation’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that nothing herein shall be deemed to limit or impair either Executive or the Corporation from pursuing any right or remedy alleging a breach by the other party and provided further that both Executive and the Corporation shall respond accurately and fully to any question, inquiry or request for information when required by legal process. Any willful and material violation of this provision of this Agreement will nullify the Corporation’s obligations to provide to Executive the benefits set forth in Section 6 hereof.

     11. Representations, Warranties and Covenants of the Employee.

          (a) Restrictions. Executive represents and warrants to the Corporation and covenants during the term of this Agreement that:

               (i) there are and shall be no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s services hereunder, which are or would be inconsistent or in conflict with this Agreement or Executive’s services hereunder, or would prevent, limit or impair in any way the performance by Executive of the obligations hereunder; and

               (ii) Executive has disclosed and will disclose to the Corporation all restraints, confidentiality commitments or other employment restrictions that he has with any other employer, person or entity which would limit the services that Executive may provide hereunder.

          (b) Obligations to Former Employers. Executive covenants that in connection with his provision of services to the Corporation, he shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

     12. Miscellaneous Provisions.

          (a) Entire Agreement; Amendments.

               (i) This Agreement, the Stock Option Agreement, the Restricted Stock Award Agreement, the Confidentiality Agreement, the Assignment of Inventions Agreement and the other agreements referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings between the parties with respect thereto.

               (ii) This Agreement shall not be altered or otherwise amended, except pursuant to an instrument in writing signed by each of the parties hereto.

          (b) Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

          (c) Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)    if to the Corporation, to:

OrthoLogic Corp.
1275 West Washington
Tempe, AZ 85281
Fax: (602) 286-2808

          with a copy to:

Quarles & Brady Streich Lang LLP
One Renaissance Square
2 North Central Avenue
Phoenix, AZ 85004
Fax: (602) 417-2980
Attention: Steven P. Emerick

               (ii)     if to Executive, to him at:

OrthoLogic Corp.
1275 West Washington
Tempe, AZ 85281
Fax: (602) 286-2808

               with a copy to:

Duane Morris LLP
470 Atlantic Avenue
Suite 500
Boston, MA 02210
Fax: (617) 289-9201
Attention: Martin B. Shulkin, Esq.

          (d) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed and delivered by facsimile.

          (e) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Arizona applicable to contracts made and performed wholly therein.

          (f) Benefits of Agreement; Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other party hereto; provided, however, the Corporation may assign this Agreement in connection with a sale of all or substantially all of the assets or a merger.

          (g) Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

          (h) Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

          (i) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. Executive acknowledges that in the event of a breach of any of Executive’s covenants contained in Sections 8, 9, 10 or 11, the Corporation shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.

          (j) Survival. Sections 4 through 11, this Section 12 and the defined terms used in any section referred to in this Section 12(j), shall survive the termination of this Agreement.

          (k) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT.

     IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.

ORTHOLOGIC CORP.
By:	/s/ Jock M. Holliman, III
	Name:	Jock M. Holliman, III
	Title:	Chairman of the Board

EXECUTIVE:
/s/ James M. Pusey
James M. Pusey